Exhibit 99.1

Trovagene, Inc. Announces First Quarter 2013 Earnings

SAN DIEGO, CA — May 14, 2013 — Trovagene, Inc. (NASDAQ: TROV), a developer of transrenal molecular diagnostics, today reported its financial results for the three months ended March 31, 2013.

First Quarter 2013 Financial Results

For the first quarter ended March 31, 2013, Trovagene reported a net loss of $1.1 million, or $0.07 per share, as compared to a net loss of $1.2 million, or $0.11 per share, for the three months ended March 31, 2012. The decrease in net loss is primarily due to a change in the fair market value of derivative instruments — warrants which was offset by increased operating expenses the during first quarter of 2013 as compared to the prior year comparable period.

Cash and Cash Equivalents

Trovagene had cash and cash equivalents of $9.2 million at March 31, 2013, as compared to $10.8 million at December 31, 2012.

Review of First Quarter Announcements Demonstrate Progress in Development Programs

•                  Initiated a pilot launch HPV-HR assay, a urine-based molecular human papillomavirus (HPV) test.

•                  Extended planned offering of urine-based oncogene mutation tests to include a test for the detection of a specific p53 mutation and a specific double mutation in the hepatitis B virus.

•                  Expanded clinical collaboration with the University of Texas MD Anderson Cancer Center to include the detection of transrenal BRAF mutations in the urine of patients with advanced or metastatic cancers.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is developing its patented technology for the detection of transrenal DNA and RNA, short nucleic acid fragments, originating from normal and diseased cell death that cross the kidney barrier and can be detected in urine. Trovagene has a strong patent position as it relates to transrenal molecular testing. It has U.S. and European patent applications and issued patents that cover testing for HPV and other infectious diseases, cancer, transplantation, prenatal and genetic testing. In addition, it owns worldwide rights to nucleophosmin-1 (NPM1), an informative biomarker for acute myeloid leukemia (AML) and mutations in the SF3B1 gene, which have been shown to be associated with chemotherapy response in chronic lymphocytic leukemia (CLL) patients.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2012 and other periodic reports filed with the Securities and Exchange Commission.

(Financial Information to Follow)

Contact

Trovagene, Inc.
Financial	Investor Relations
Stephen Zaniboni Chief Financial Officer	Amy Caterina Investor Relations
Trovagene, Inc.	Trovagene, Inc.
858-952-7594	858-952-7593
szaniboni@trovagene.com	acaterina@trovagene.com

Trovagene, Inc. and Subsidiaries

(A Development Stage Company)

Selected Financial Information

Consolidated Condensed Statements of Operations

(in thousands, except for per share amounts)

	Three Months Ended March 31,
	2013	2012
	(unaudited)	(unaudited)

Revenues	$119	$34

Operating expenses:
Research and development	802	337
General and administrative	1,707	827
Total operating expenses	2,509	1,164

Operating loss	(2,390)	(1,130)

Other income (expense):
Change in fair market value of derivative instruments	1,279	(32)
Net loss and comprehensive loss	(1,111)	(1,162)

Preferred stock dividend	(6)	(10)
Net loss and comprehensive loss attributable to common stockholders	$(1,117)	$(1,172)

Basic and diluted net loss per share	$(0.07)	$(0.11)

Weighted average shares outstanding - basic and diluted	15,510	11,002

Trovagene, Inc. and Subsidiaries

(A Development Stage Company)

Consolidated Condensed Balance Sheet Information

(in thousands)

	March 31, 2013	December 31, 2012
	(unaudited)

Cash and cash equivalents	$9,164	$10,820
Other assets	704	590
Property and equipment, net	330	255
Total assets	$10,198	$11,665

Accounts payable, accrued expenses and other liabilities	$1,176	$730
Derivative financial instruments	7,486	8,766
Stockholders’ equity	1,536	2,169
Total liabilities and stockholders’ equity	$10,198	$11,665

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